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                                                                      EXHIBIT 25

FOR IMMEDIATE RELEASE
Friday, June 11, 1999


           TI GROUP RECEIVES CLEARANCE FROM EUROPEAN COMMISSION FOR
                      TENDER OFFER FOR WALBRO CORPORATION


TI Group today announced that it has received clearance from the European Commission for the proposed acquisition of Walbro Corporation. The tender offer is scheduled to expire at 12:00 midnight New York City time on Tuesday, June 15, 1999 unless the offer is further extended.

Warburg Dillon Read LLC (212-821-2875) as the Dealer Manager and Innisfree M&A Incorporated (212-750-5833 or 888-750-5834) as the Information Agent for the tender offer.


                                    -ENDS-

For further information please contact:

Ralph Kessler

Senior Vice President

TI Group Inc.

Telephone: 212-319-3101